Exhibit 99.1

                             JOINT FILING AGREEMENT

The undersigned hereby agree that a Statement on Schedule 13G ("Schedule 13G"), with respect to the shares of common stock of Bridge Street Financial Inc. and any amendments thereto, be executed and filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an exhibit to the Schedule 13G and any such amendment. Each of the undersigned agrees to be responsible for the timely filing of the
Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.


IN WITNESS WHEREOF, the undersigned have executed this Agreement as of January 17, 2003.


Mendon Capital Advisors Corp..


By:/s/Anton V. Schutz
  -----------------------
  Anton V. Schutz
  President

/s/Anton V. Schutz
-------------------------
Anton V. Schutz